Exhitbit 3.2

ROSS MILLER Secretary of State 204 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Resignation of Officer, Director, Manager, Member, General Partner, Trustee or Subscriber
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20100443428-78
Filing Date and Time 06/18/2010 3:05 PM
Entity Number EO127052010-3

USE BLACK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Resignation of
Officer, Director, Manner, Member,
General Partner, Trustee or
Subscribe

1. The name and title(s) of person that desires to resign:*

DANIEL BRANDT Name	PRES., SEC., TREAS., DIRECTOR Title(s)

2. The name and file number of the entity for which resignation is being made:

RAPID HOLDINGS INC. Name	EO127052010-3 File Number

3. Signature:

X/s/ Daniel Brandt
Authorized Signature

* Resignation of one person from one entity per form.